Exhibit 10.1

EXECUTION VERSION

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made as of this 26th day of February, 2018, by Gastar Exploration Inc. (the “Company”), and J. Russell Porter (the “Executive”).

WHEREAS, the Executive serves as the President and Chief Executive Officer of the Company;

WHEREAS, the Executive and the Company are signatories to an employment agreement dated February 3, 2011, as amended (the “Employment Agreement”); and

WHEREAS, the Company and the Executive have mutually agreed to terminate their employment relationship under the terms and conditions set forth exclusively in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the Executive and the Company agree as follows:

1.Cessation of Employment Relationship.

(a)The Executive’s employment with the Company and its affiliates will cease effective March 31, 2018 (the “Termination Date”).  The Executive will cease to serve as the Chief Executive Officer and as an officer of the Company effective February 26, 2018 (the “Resignation Date”).  Except as expressly provided in Section 2 of this Agreement, the Termination Date will be the termination date of Executive’s employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company.  For the avoidance of doubt, the terms and conditions of the Employment Agreement will govern Executive’s employment with the Company until the Termination Date.

(b)Effective as of the Resignation Date, the Executive hereby resigns from all positions, offices and directorships with the Company and any affiliate and subsidiary of the Company, as well as from any positions, offices and directorships on the Company’s and its affiliates’ and subsidiaries’ foundations, benefits plans and programs, and will execute all documentation necessary to effectively resign from such positions, offices and directorships.

(c) During the six (6)-month period following the Termination Date (the “Transition Period”), the Executive will make himself available for up to 60 business days to the Company for the purpose of providing consulting services as reasonably requested by the Board.  During the Transition Period, if the Executive is called upon to provide consulting services, the Executive will report directly to the Board and perform reasonably requested consulting services for no additional compensation.  Following the Transition Period, the Executive agrees to make himself available to the Company for the purpose of providing consulting services at an agreed upon rate of $2,500 per day, which may be pro-rated for partial days worked.  During the Transition Period, Executive may serve on the boards of directors of other organizations and in other advisory or operating positions while performing consulting services for the Company, so long as such activities do not, individually or in the aggregate, create a potential business or fiduciary conflict, or result in a violation of any of the Restrictive Covenants (as defined below).

2.Compensation.

(a)Severance.  Subject to the terms and conditions of the Employment Agreement, the termination of Executive’s employment on the Termination Date in accordance with Section 1 of this Agreement will constitute a “termination without cause” (as defined in the Employment Agreement), and Executive will be entitled to receive payment of Executive’s base salary through the Termination Date and will be eligible to receive the following severance payments and benefits, subject to Section 2(b) herein: (i) cash severance in the amount of $3,399,000.00, which is equal to the sum of (A) one (1) times the Executive’s current base salary as payment in lieu of notice, plus (B) four and one-half (4.5) times the Executive’s current base salary, plus (C) one-half (1⁄2) of Executive’s current base salary as consideration for Executive’s willingness to remain available to perform consulting services in accordance with Section 1(c) above, and which will be paid in a single lump-sum payment no later than the next regularly-scheduled payroll period following the Release Effective Date (as defined below), (ii) Company payment of (or reimbursement for) the full amount of Executive’s COBRA premiums for continued coverage under the Company’s group health plans, including coverage for the Executive’s eligible dependents, until the eighteen (18)-month anniversary of the Termination Date, and (iii) $84,430.29 as consideration for accrued but unused vacation pay prior to the Termination Date, which will be paid in a single lump-sum payment no later than the next regularly-scheduled payroll period following the Release Effective Date (Sections 2(a)(i) through (iii) herein collectively, the “Severance”).  Notwithstanding anything to the contrary set forth in this Section 2(a), the Company’s first payment under Section 2(a)(ii) shall occur on no later than the next regularly-scheduled payroll period following the Release Effective Date and will include an amount equal to the aggregate amount of payments that the Company would have paid to the Executive through such date had such payments commenced on the Termination Date through the next regularly-scheduled payroll period following the Release Effective Date, if any, with the balance of the payments paid thereafter on the original schedule.

(b)Release Requirement.  In order to be entitled to receive the Severance and the Equity Acceleration (as defined below), the Executive must execute and return to the Company the general waiver and release attached hereto as Exhibit A no earlier than the day following the Termination Date and no later than the twenty-first day following the Termination Date, Executive must not revoke the release during the time period provided therein (the date following the execution of the Release on which the Release is no longer revocable, the “Release Effective Date”), and Executive must remain in compliance with the continuing obligations to the Company contained within Section 12 of the Employment Agreement (relating to disclosure of trade secrets or confidential information and non-competition obligations) and Section 3 hereof (collectively, the “Restrictive Covenants”).

(c)Equity Acceleration.  Reference is made to the Company’s Amended and Restated Gastar Exploration Inc. Long-Term Incentive Plan and the restricted stock award agreements dated February 2, 2016, July 6, 2017, August 1, 2017, and February 5, 2018 (collectively, the “Restricted Stock Award Agreements”) granted to Executive thereunder.  Notwithstanding anything to the contrary contained in the Restricted Stock Award Agreements and subject to Section 2(b) hereof, all Restricted Stock Awards other than the Restricted Stock Awards granted pursuant to the restricted stock award agreement dated February 5, 2018, comprising of a total of 2,583,298 restricted shares shall vest in full on the Release Effective Date (the “Equity Acceleration”).  All Restricted Stock Awards granted pursuant to the restricted stock award agreement dated February 5, 2018 shall be cancelled for no consideration and shall have no further force or effect as of the Termination Date.  All other equity-based awards granted to Executive pursuant to the Company’s Amended and Restated Gastar Exploration Inc.  Long-Term Incentive Plan that remain unvested as of the Termination Date, including, for the avoidance of doubt, all unvested performance units granted pursuant to any Performance Unit Award Agreement between the Executive and the Company, will be forfeited and cancelled for no consideration and have no further force or effect as of the Termination Date.  Additionally, all outstanding stock options held by Executive pursuant to any Stock Option Award Agreement between the Executive and the Company will remain outstanding following the Termination Date in accordance with their terms.

(d)Insurance and Indemnification.  The Company will purchase and maintain or continue to maintain as applicable, at its own expense, directors’ and officers’ liability insurance providing coverage to Executive on terms equivalent to those provided to ongoing executive officers and directors of the Board.  In addition, the Company will provide indemnification to Executive pursuant to and in accordance with the terms of an indemnification agreement that is substantially similar to that entered into with ongoing executive officers and directors of the Board.

(e)No Other Compensation or Benefits.  Executive acknowledges that, except as expressly provided in this Agreement or as otherwise required by applicable law, Executive will not receive any additional compensation, severance or other benefits of any kind following the Termination Date.

3.Restrictive Covenants; Survival.  Executive hereby (a) reaffirms the rights and obligations contained within Section 12 of the Employment Agreement, and (b) understands, acknowledges and agrees that such rights and obligations will survive Executive’s termination of employment with the Company and remain in full force and effect in accordance with all of the terms and conditions thereof.  All post-employment restricted periods applicable to the continuing obligations of the Executive to the Company contained within Section 12 of the Employment Agreement will commence as of the Termination Date.  Notwithstanding the forgoing, the continuing obligations to the Company contained within Section 12 of the Employment Agreement shall be modified by this Agreement as follows:

(a)Noncompetition.  In lieu of, and not in addition to, Section 12(c)(i) of the Employment Agreement, Executive hereby agrees for a period of one (1) year following the Termination Date, that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or affiliates in the exploration for and production of oil, gas or other hydrocarbons, or in any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the Termination Date or in which they have planned, on or prior to such date, to be engaged in on or after such date, in the counties of Kingfisher and Garfield within the state of Oklahoma (collectively, the “Restricted Area”).  Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than three percent (3%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates within the Restricted Area, so long as the Executive has no active participation in the business of such corporation.  In addition, the provisions of this Section 3(a) shall not be violated by the Executive commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its subsidiaries or affiliates within the Restricted Area so long as the Executive and such subsidiary, division or unit does not engage in a business in competition with the Company or any of its subsidiaries or affiliates.

(b)Nonsolicitation; Noninterference.

(i)For a period of twenty-four (24) months following the Termination Date, the Executive agrees that the Executive shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors.  An employee shall be deemed covered by this Section 3(b)(ii) while so employed or retained and for a period of six (6) months thereafter.

(ii)Nondisparagement.  The Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders or agent at any time prior to or following the Termination Date.  The Company agrees that it will direct the officers of the Company as of the Termination Date and the members of the Board as of the Termination Date to refrain from making negative comments about the Executive or otherwise disparage the Executive in any manner that is likely to be harmful to the Executive’s future employment opportunities or business reputation.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s officers and directors shall not be violated by statements that they in good faith believe are truthful and are necessary or appropriate to make in connection with performing their duties or obligations to the Company.

4.Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply), and any dispute in relation to this Agreement shall be subject to the exclusive jurisdiction of the Delaware state courts.  Executive and the Company irrevocably waive any objections which Executive or the Company may have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or Executive’s engagement by, or provision of services to, any Company affiliate in any court in the State of Delaware, and shall further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.  Executive and the Company shall waive any right Executive or the Company may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or Executive’s engagement by, or provision of services to, any Company affiliate.

5.Tax Matters.

(a)The Company may withhold from any and all amounts payable under this Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)The intent of the parties is that payments and benefits contemplated under this Agreement that are subject to Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) comply with the requirements thereof, and accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith.  Executive and the Company hereby agree that Executive’s termination of employment on the Termination Date will constitute a “separation from service” within the meaning of Code Section 409A. To the extent this Agreement provides for reimbursements of expenses incurred by the Executive or in-kind benefits the provision of which are not exempt from the requirements of Code Section 409A, the following terms apply with respect to such reimbursements or benefits: (i) the reimbursement of expenses or provision of in-kind benefits will be made or provided only during the period of time specifically provided herein; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) all reimbursements will be made no later than the last day of the calendar year immediately following the calendar year in which the expense was incurred; and (iv) the right to reimbursement or the in-kind benefit will not be subject to liquidation or exchange for another benefit.  Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

6.Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including Exhibit A attached hereto) constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral.  This Agreement will bind the heirs, personal representatives, successors and assigns of Executive and the Company and inure to the benefit of Executive, the Company, and Executive’s and its respective heirs, successors and assigns, provided that neither Executive nor the Company may assign rights or obligations hereunder without the express written consent of the other, except that the Company may assign its rights and obligations hereunder to a successor in interest to all or substantially all of the Company’s business, whether by way of merger, acquisition, consolidation or otherwise.  This Agreement may be amended or modified only by a written instrument executed by Executive and the Company.

7.Counterparts & Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and together any counterparts shall constitute one and the same instrument.  Additionally, the parties agree that electronic reproductions of signatures (i.e., scanned PDF versions of original signatures, facsimile transmissions, and the like) shall be treated as original signatures for purposes of execution of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GASTAR EXPLORATION INC.

By:  /s/ Jerry R. Schuyler__

Name: Jerry R. Schuyler

Title:   Chairman of the Board

Date:   February 26, 2018

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Accepted and Agreed:

/s/ J. Russell Porter

Name: J. Russell Porter

Date:   February 26, 2018

EXHIBIT A

You should consult with an attorney before signing this release of claims.

Release Agreement

1.In consideration of the payments and benefits (the “Severance Benefits”) set forth in Section 2(a) and Section 2(c) of the Separation and Release Agreement dated as of February __, 2018 by and between by and between J. Russell Porter (the “Executive”) and Gastar Exploration Inc.(the “Company”) (the “Separation  Agreement”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, Insperity PEO Services, L.P. (“Insperity”), and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party, including without limitation any claim that arises out of, or relates to, (i) Employment Agreement, dated February 3, 2011 by and between Executive and the Company, as amended (the “Employment Agreement”), the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and/or (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (the “ADEA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990 (the “ADA”); the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the National Labor Relations Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance, excepting only:

A.	rights of the Executive to the Severance Benefits;
B.	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

C.

claims for benefits under any health, disability, retirement, deferred compensation, life insurance or other similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group; and

D.

rights to indemnification the Executive has or may have under an agreement with any member of the Company Affiliated Group, the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force.

For the avoidance of doubt, Executive acknowledges that the Severance Benefits are due from the Company and that Insperity has no obligation to pay the additional compensation, even though payment of the Severance Benefits may be processed through Insperity.

In addition, nothing in this Release prevents Executive from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Department of Labor, or the National Labor Relations Board, except that Executive hereby waives his right to any monetary benefits in connection with any such claim, charge or proceeding.

2.The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5.As to rights, claims and causes of action arising under ADEA, the Executive acknowledges that he been given a period of twenty-one (21) days to consider whether to execute this Release.  If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under ADEA.  If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed.  If such a revocation occurs, the Separation Agreement shall terminate and be of no further force and effect, and the Executive shall irrevocably forfeit any right to payment of the Severance Benefits (other than the payment of accrued base salary and $1,000 as consideration for the rights, claims and causes of actions that continue to be waived hereunder) or any other cash severance, benefits continuation or other post-termination benefits pursuant to the Employment Agreement, but the remainder of the Employment Agreement shall continue in full force.

6.Other than as to rights, claims and causes of action arising under ADEA, this Release shall be immediately effective upon execution by the Executive.

7.The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

8.The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

9.The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

10.The Executive acknowledges that the Severance Benefits he is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

11.Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.  If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12.This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

13.The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14.This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Signatures delivered by facsimile shall be deemed effective for all purposes.

15.This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

16.Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

IN WITNESS WHEREOF, the Company has executed this Release as of the date written below.

GASTAR EXPLORATION INC.

By:

Name: Jerry R. Schuyler

Title: Chairman of the Board

Date:

IN WITNESS WHEREOF, the Executive has executed this Release as of the date written below.

Accepted and Agreed:

Name: J. Russell Porter

Date:

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